[BATEMAN & CO., INC., P.C. LETTERHEAD]


November 30, 2000 (Revised and reissued January 30, 2001)


BY FAX (202.942.9656) AND REGULAR MAIL:

SEC - Office of the Chief Accountant
Attn:  SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC 20549

Ladies/Gentlemen:

We were previously principal accountants for SpectraSource Corporation (formerly Therapy Lasers, Inc.) and we issued our report dated June 12, 2000 on the financial statements of Therapy Lasers, Inc. as of February 29, 2000 and for the two years then ended. We have read the Amended Form 8-K dated January 15, 2001, which was provided to us on January 22, 2001, and we concur with the information shown therein. We had no disagreements with Therapy Lasers, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the year ending February 29, 2000, nor were there any reportable events as defined by Regulation S-K in either of the two most recent fiscal years and the subsequent interim period through the date of our dismissal.

                                  Very truly yours,

                                  /s/ BATEMAN & CO., INC., P.C.